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                                                                       EXHIBIT 3

STATE OF NORTH CAROLINA
CATAWBA COUNTY


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and entered into as of the 22 day of December, 1999, by and between Charles F. Connor, Jr., a citizen and resident of Catawba County, North Carolina (hereinafter "Seller"); and James C. Richardson, Jr., a citizen and resident of Catawba County, North Carolina (hereinafter "Buyer").

                                    RECITALS

         A. Seller is the owner of 716,063 shares of common stock (the "Stock") of Fresh Foods, Inc., (hereinafter the "Corporation"), a corporation organized and existing under the laws of the State of North Carolina, having its principal place of business in Catawba County, North Carolina, and said stock is traded over National Association of Security Dealers Automated Quotation System (NASDAQ) having the symbol "FOOD".

         B. Seller desires to sell all of his stock in the Corporation to Buyer, and Buyer desires to purchase all of Seller's stock in the Corporation pursuant to the terms and provisions hereof.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  SALE OF STOCK

         Seller hereby sells, assigns, transfers and sets over to Buyer 716,063 shares of common stock owned by the Seller in the Corporation. Buyer hereby agrees to purchase the Stock and agrees to pay in consideration thereof the purchase price of Eight and 25/100 Dollars ($8.25) per share, for a total of $5,907,519.75 (the "Purchase Price"), to be payable as follows:

         1.1 Earnest Money Deposit. Upon execution hereof, Buyer shall deliver the sum of One Hundred Thousand Dollars ($100,000.00) to Charles R. Young, Sr., as Trustee, to be held by Charles R. Young, Sr., as Trustee, until the Closing (as defined below) of the transaction contemplated hereby (the "Earnest Money Deposit"). The Earnest Money Deposit shall be credited toward the Purchase Price at the Closing.

         1.2 Cash Payment at Closing. Buyer shall deliver the sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00) to Seller at the Closing of the subject transaction.

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         1.3      Payment of Balance of Purchase Price after Closing. At the
                  Closing, Buyer shall deliver a Promissory Note to the Seller in the principal amount of the remaining balance of the Purchase Price. Said Promissory Note shall bear interest at the rate of eight (8%) percent per annum. The Buyer shall pay interest payments only on an annual basis on the twelfth
                  (12th) month and the twenty-fourth (24th) month following the Closing. The entire outstanding principal balance and any interest accrued thereon shall be due and payable no later than three (3) years from the date of the Closing. There shall be no prepayment penalty for early payment of all or any part of the amount due.

                                   ARTICLE II
                           DELIVERY OF STOCK IN ESCROW

         2.1 Stock Certificates to Escrow Agent. At the Closing, Seller shall deliver to Charles R. Young, Sr., whose address is 400 Second Avenue NW, Hickory, North Carolina 28601, as "Escrow Agent", free and clear of all encumbrances and restrictions on transfer, all certificates for the shares of Stock sold pursuant to this Agreement, duly endorsed for transfer to Buyer and accompanied by all other documents necessary for an effective transfer.

         2.2 Shares Transferred Directly to Buyer at Closing. At the Closing, the number of shares of the Stock represented by the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) at the price of Eight and 25/100 Dollars ($8.25) per share shall be conveyed to the Buyer.

         2.3 Balance of Shares Delivered upon Payment of Promissory Note. Upon the payment of the balance of the Purchase Price under the terms of the subject Promissory Note in the principal sum of $3,407,519.75, on or before the due date as provided for in the said Promissory Note, the Escrow Agent shall deliver the remaining balance of shares of Stock being sold hereunder, together with the necessary stock transfer stamps duly affixed thereon, and all other documents delivered to the Escrow Agent to effectively transfer such shares, to the Buyer.

         2.4 Escrow Fees. The fees and all other expenses of the Escrow Agent shall be paid by Buyer.

         2.5 Escrow Agreement. At the Closing, the Seller, Buyer and Escrow Agent shall enter into a formal Escrow Agreement containing standards terms and provisions governing the duties and responsibilities of the Escrow Agent.

                                  ARTICLE III
                                     CLOSING

         The Closing of the transactions contemplated hereby shall occur on or before January 31, 2000 (the "Closing") at 10:00 AM at the law offices of Tate, Young, Morphis, Bach & Taylor, LLP, 400 Second Avenue NW, Hickory, North Carolina, or at such other time and place as the parties may mutually agree upon.

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                                   ARTICLE IV
                           VOTING RIGHTS DURING ESCROW

         As long as the Buyer is not in default in the payment of the balance of the Purchase Price pursuant to the subject Promissory Note, the Buyer shall have the right to vote the Stock delivered to Buyer at Closing and on deposit with the Escrow Agent. In connection therewith, Seller shall at Closing execute and deliver an effective, irrevocable proxy or proxies in favor of Buyer or Buyer's nominee or nominees, and Buyer shall have the right, in Buyer's sole discretion, to designate one or more nominees to vote the proxy or proxies pursuant to the terms of this Agreement.

                                   ARTICLE V
                             DIVIDENDS DURING ESCROW

         Any and all dividends paid on the Stock held by the Escrow Agent during the term of the subject Promissory Note shall be the property of the Buyer.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants as follows:

         (a) Seller is the owner of, free and clear of any liens, encumbrances and charges, and has full power to sell and transfer to Buyer the Stock.

         (b) The sale of the Stock by Seller pursuant to this Agreement is an isolated transaction by the Seller, who does not intend to make any other sales and who has not made any sales or purchases of such stock within the past __________ months.

                                  ARTICLE VII
                         DELIVERIES BY SELLER AT CLOSING

         At the Closing, Seller shall deliver the following documents and instruments:

         (a) All stock certificates representing 716,063 shares of common stock owned by Seller in the Corporation. Said certificates shall be endorsed for transfer to Buyer, thereby transferring the subject shares free and clear of any and all liens and encumbrances;

         (b) An Escrow Agreement containing standard terms and provisions governing the duties and responsibilities of the Escrow Agent and the parties with respect to that portion of the Stock being held by the Escrow Agent; and

         (c) Such other documents as may be reasonably necessary in the opinion of Buyer to effectuate the transactions contemplated by this Agreement.


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                                  ARTICLE VIII
                         DELIVERIES BY BUYER AT CLOSING

         At the Closing, Buyer shall deliver the following:

         (a) The sum of Two Million Four Hundred Thousand Dollars ($2,400,000.00) in cash or certified funds as part of the Purchase Price payable to the Seller;

         (b) The Promissory Note in favor of Seller containing the terms and provisions set forth in Section 1.3 hereof and the standard and customary terms of such a Promissory Note.

         (c) An escrow agreement containing standard terms and provisions governing the duties and responsibilities of the Escrow Agent and the parties with respect to that portion of the Stock being held by the Escrow Agent; and

         (d) Such other documents as may be reasonably necessary in the opinion of Seller to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE IX
                            FILINGS AND REGISTRATION

         Buyer agrees to perform and to pay for the costs and expenses required in connection with any filings and registration with the Securities and Exchange Commission, the Corporation, and any and all other entities or agencies required in order to close this transaction.

                                   ARTICLE X
                                   BROKERAGE

         Buyer and Seller represent that there are no brokerage or other commissions due relative to the sale and transfer of the Stock by Seller to Buyer.

                                   ARTICLE XI
                                ENTIRE AGREEMENT

         This Agreement sets forth and contains the entire agreement between the Buyer and Seller with respect to the subject stock, and will not be modified or terminated except by agreement in writing executed by both parties.

                                  ARTICLE XII
                                 GOVERNING LAW

         This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.


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         IN WITNESS WHEREOF, the parties hereby have executed this Stock
Purchase Agreement by affixing their hands and seals hereto on the date first above written.

                                     SELLER:


                                     /s/ Charles F. Connor, Jr.   (SEAL)
                                     --------------------------
                                     Charles F. Connors, Jr.



                                     BUYER:


                                     /s/ James C. Richardson, Jr. (SEAL)
                                     ----------------------------
                                     James C. Richardson, Jr.


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